Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-147157) pertaining to the Zep Inc. Long-Term Incentive Plan, Zep Inc. Employee Stock Purchase Plan, Zep Inc. Nonemployee Director Deferred Compensation Plan, Zep Inc. Supplemental Deferred Savings Plan, and Zep Inc. 401(k) Plan, and

(2)

Registration Statement (Form S-3 No. 333-163944) pertaining to the registration of $200,000,000 of common stock, preferred stock, preferred stock purchase rights, depository shares, debt securities, warrants, purchase contracts and units of Zep Inc.

of our reports dated November 8, 2010, with respect to the consolidated and combined financial statements and schedule of Zep Inc., and the effectiveness of internal control over financial reporting of Zep Inc., included in this Annual Report (Form 10-K) for the year ended August 31, 2010.

/s/  Ernst & Young LLP

Atlanta, Georgia

November 8, 2010